UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 6, 2007
Basic Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-32693	54-2091194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 W. Illinois, Suite 800 Midland, Texas (Address of principal executive offices)	79701 (Zip Code)
Registrant’s telephone number, including area code: (432) 620-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On February 6, 2007, Basic Energy Services, Inc. amended and restated our existing credit agreement by entering into a Fourth Amended and Restated Credit Agreement with a syndicate of lenders (the “2007 Credit Facility”). The amendments contained in the 2007 Credit Facility included:
•	eliminating the $90 million class of Term B Loans;

•	creating a new class of Revolving Loans, which increased the lender’s total revolving commitments from $150 million to $225 million

•	increasing the “Incremental Revolving Commitments” under the 2007 Credit Facility from $75.0 million to an aggregate principal amount of $100 million;

•	changing the applicable margins for Alternative Base Rate or Eurodollar revolving loans;

•	increasing our letter of credit exposure from $20.0 million to $30.0 million;

•	eliminating our requirement to maintain an interest rate hedge after the Term B Loans were discharged or paid;

•	amending our negative covenants relating to our ability to incur indebtedness and liens, to add tests based on a percentage of our consolidated tangible assets in addition to fixed dollar amounts, or to increase applicable dollar limits on baskets or other tests for permitted indebtedness or liens;

•	amending our negative covenant relating to our ability to pay dividends, or repurchase or redeem our capital stock, in order to conform more closely with permitted payments under our senior notes; and

•	eliminating certain restrictions on our ability to create or incur certain lease obligations.
     Under the 2007 Credit Facility, Basic Energy Services, Inc. is the sole borrower and each of our subsidiaries is a subsidiary guarantor. The 2007 Credit Facility provides for a $225 million revolving line of credit (“Revolver”). The 2007 Credit Facility includes provisions allowing us to request an increase in commitments of up to $100.0 million aggregate principal amount at any time. Additionally, the 2007 Credit Facility permits us to make greater expenditures for acquisitions, capital expenditures and capital leases and to incur greater purchase money obligations, acquisition indebtedness and general unsecured indebtedness. The commitment under the Revolver provides for (1) the borrowing of funds, (2) the issuance of up to $30 million of letters of credit and (3) $2.5 million of swing-line loans. All the outstanding amounts under the Revolver are due and payable on December 15, 2010. The 2007 Credit Facility is secured by substantially all of our tangible and intangible assets. We incurred approximately $0.7 million in costs in connection with the 2007 Credit Facility. We will also expense approximately $0.9 million in debt issuance costs in connection with the 2007 Credit Facility.
     At our option, borrowings under the Revolver bears interest at either (1) the “Alternative Base Rate” (i.e., the higher of the bank’s prime rate or the federal funds rate plus .50% per year) plus a margin ranging from 0.25% to 0.5% or (2) an “Adjusted LIBOR Rate” (equal to (a) the London Interbank Offered Rate (the “LIBOR rate”) as determined by the Administrative Agent in effect for such interest period divided by (b) one minus the Statutory Reserves, if any, for such borrowing for such interest period) plus a margin ranging from 1.25% to 1.5%. The margins vary depending on our leverage ratio. Fees on the letters of credit are due quarterly on the outstanding amount of the letters of credit at a rate ranging from 1.25% to 1.5% for participation fees and 0.125% for fronting fees. A commitment fee is due quarterly on the available borrowings under the Revolver at a rate of 0.375%.
     At February 6, 2007, after giving effect to the amendments under the 2007 Credit Facility, we had no outstanding borrowings under the Revolver.
     Pursuant to the 2007 Credit Facility, we must apply proceeds from certain specified events to reduce principal outstanding under the Revolver, including:
•	assets sales greater than $2.0 million individually or $7.5 million in the aggregate on an annual basis;

•	100% of the net cash proceeds from any debt issuance, including certain permitted unsecured senior or senior subordinated debt, but excluding certain other permitted debt issuances; and

•	50% of the net cash proceeds from any equity issuance (including equity issued upon the exercise of any warrant or option).
     The 2007 Credit Facility contains various restrictive covenants and compliance requirements, including the following:
•	limitations on the incurrence of additional indebtedness;

•	restrictions on mergers, sales or transfer of assets without the lenders’ consent;

•	limitation on dividends and distributions; and

•	various financial covenants, including:
•	a maximum leverage ratio of 3.50 to 1.00, reducing to 3.25 to 1.00 on April 1, 2007, and

•	a minimum interest coverage ratio of 3.00 to 1.00.

     A copy of the 2007 Credit Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

10.1
Fourth Amended and Restated Credit Agreement dated as of October 3, 2003, amended and restated as of February 6, 2007, among Basic Energy Services, Inc., the subsidiary guarantors party thereto, Bank of America, N.A., as syndication agent, Capital One, National Association, as documentation agent, BNP Paribas, as documentation agent, UBS AG, Stamford Branch, as issuing bank, administrative agent and collateral agent, and the lenders party thereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Basic Energy Services, Inc.
Date: February 12, 2007	By:	/s/ Alan Krenek
Alan Krenek
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1
Fourth Amended and Restated Credit Agreement dated as of October 3, 2003, amended and restated as of February 6, 2007, among Basic Energy Services, Inc., the subsidiary guarantors party thereto, Bank of America, N.A., as syndication agent, Capital One, National Association, as documentation agent, BNP Paribas, as documentation agent, UBS AG, Stamford Branch, as issuing bank, administrative agent and collateral agent, and the lenders party thereto.